Exhibit 99.1

NEWS RELEASE

For Release on April 15, 2016	Contact: Steven D. Lance
4:05 PM (ET)	Vice President of Finance/Chief Financial Officer
slance@gigatronics.com
(925) 302-1056

Giga-tronics Announces Preliminary Results for the Fourth Quarter FY 2016

San Ramon, CA – April 15, 2016 – Giga-tronics Incorporated (Nasdaq: GIGA) announced today preliminary results for the fourth quarter of fiscal 2016, which ended March 26, 2016. Net sales for the fourth quarter are expected to be in the range of $2.5 million to $2.7 million, compared to quarterly net sales ranging from $3.1 million to $4.5 million over the prior four quarters. The net loss for the fourth quarter is expected to be between $1.6 million to $1.8 million.

These preliminary, unaudited financial results are based on management’s initial review of operations for the quarter ended March 26, 2016, and remain subject to change based on management’s ongoing review of the fourth quarter results, and subject to the Company’s annual audit by independent accountants.

Mr. John Regazzi, the Company's CEO stated, “Prior to the January 19, 2016 sale of common stock and common stock warrants yielding net proceeds to the Company of approximately $3.2 million, the Company fell behind with payments to suppliers, and related material deliveries were delayed. The delay in receiving materials adversely impacted fourth quarter of fiscal 2016 net sales by approximately $500,000. Since receipt of the $3.2 million in net proceeds, amounts owed suppliers were paid down and material deliveries were resumed. We also experienced a delay in an additional feature of the new Advanced Signal Generator that adversely impacted net sales by approximately $300,000. The fourth quarter of fiscal 2016 was also impacted by lower YIG filter shipments due to a scheduled reduction in high performance YIG filter production and shipments associated with existing customer contracts. Typical quarterly shipments of the YIG filters range from $1.2 to $2.5 million, compared to approximately $900,000 in the fourth quarter. YIG filter production and shipments are expected to return to normal volumes in the current quarter. With the loss in the fourth quarter of fiscal 2016, we will continue to seek additional working capital from product line sales, however there are no assurances that such sales will be available, or on terms acceptable to the Company.”

Mr. Regazzi concluded, “Backlog remains substantial at $20.1 million of orders, of which $10.5 million are shippable within a year. The backlog shippable within a year consists of approximately $7.5 million of YIG filters that includes a $4.5 million order announced today, $2.0 million of legacy Switch products, and $1.0 million of the Advanced Signal Generator. We will provide more details on our upcoming regular quarterly results conference call.”

Giga-tronics will issue a more complete fourth quarter of fiscal 2016 earnings release and host a conference call the week of June 6, 2016.

      Giga-tronics is a publicly held company, traded on the NASDAQ Capital Market under the symbol "GIGA".  Giga-tronics produces instruments, subsystems and sophisticated microwave components that have broad applications in defense electronics, aeronautics and wireless telecommunications.

This press release contains forward-looking statements concerning operating results, future orders, and sales of new products, shippable backlog within a year, long term growth, shipments, product line sales, and customer acceptance of new products. Actual results may differ significantly due to risks and uncertainties, such as: delays in customer orders for the new Advanced Signal Generation System and our ability to manufacture it; receipt or timing of future orders, cancellations or deferrals of existing or future orders; our need for additional financing; the volatility in the market price of our common stock; and general market conditions.  For further discussion, see Giga-tronics' most recent annual report on Form 10-K for the fiscal year ended March 28, 2015 Part I, under the heading "Risk Factors" and Part II, under the heading "Management's Discussion and Analysis of Financial Condition and Results of Operations."

1